Exhibit 10.2

RESIGNATION AND GENERAL RELEASE

This Resignation and General Release, dated the 20th of June, 2016 (the “Resignation”), is entered into by and between NILES C. OVERLY (“Overly”), in his individual capacity, as a director and shareholder of WP Glimcher Inc., (the “Company” and, together with Overly, the “Parties”)

WHEREAS, Overly is a director of the Company;

WHEREAS, Overly has determined to resign as a member of the Board of Directors of WPG, effective on June 20, 2016 (the “Resignation Date”);

WHEREAS, Overly represents that he has no dispute with WPG or its Board of Directors or management relating to WPG’s operations, policies or practices, except that Overly has differing views from the majority of the members of the Board of Directors as to the strategic direction of the Company; and

WHEREAS, the Parties desire to fully and finally set forth the terms and conditions of Overly’s resignation of employment and directorship with WPG:

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed as follows:

1.	Accelerated Vesting of Restricted Stock Units.

As consideration for Overly’s execution and delivery of this Agreement and his agreement to be bound by its terms, WPG agrees to (i) accelerate vesting of the 12,060 Restricted Stock Units (“RSUs”) awarded to Overly pursuant to the Restricted Stock Unit Award Agreement dated as of, 2016 (the “2016 RSU Award”), (ii) issue to Overly an aggregate of 22,995 Common Shares of WPG, in full satisfaction of its obligation to issue common shares of WPG upon Overly’s resignation as a director pursuant to the 2016 RSU Award and the 10,935 vested RSUs held by Overly, and (iii) $20,000 as a quarterly payment of the annual director fees, which common shares and cash shall be distributed to Overly within fourteen (14) calendar days after the Resignation Date. Overly has an additional 5,296 Common Shares of WPG related to the GRT-WPG merger and conversion of GRT Common Shares into WPG Common Shares in Computershare Trust Company account number C0000304123 that remain his property. Also any vested options in Overly’s Solium account CS-178940-97 may continue to be exercisable in accordance with the WPG 2014 Stock Incentive Plan.

2.	Release of Claims by Overly Releasing Parties.

(A)
In exchange for the consideration that Overly will receive by entering into this Agreement, Overly, on behalf of himself and his affiliates, successors, assigns, heirs, executors, administrators and any other person or entity claiming by, through or under him, and all of his and their respective representatives, attorneys, agents and assigns (collectively, the “Overly Releasing Parties”), hereby unconditionally and irrevocably release, waive, and forever discharge WPG, Washington Prime Group, L.P. and their subsidiaries and affiliates and each of their respective current and former officers, directors, employees, equity holders, principals, members, managers, partners, predecessors, successors, assigns, insurance carriers, advisors, agents, attorneys and other representatives (collectively, the “WPG Released Parties”) from any and all claims, causes of action, charges, complaints, controversies, demands, judgments, accountings, rights, settlements, investigations and suits of any kind or character (based upon any legal or equitable theory, whether contractual, in tort, common law, statutory, federal, state, local or otherwise), as a shareholder or director of WPG, arising from any events or circumstances occurring on or prior to the date of this Agreement, whether known or unknown to any Overly Releasing Party; provided however, that notwithstanding anything else herein to the contrary, the terms of this subparagraph 2(A) shall not affect: the obligations of WPG and the WPG Released Parties pursuant to this agreement: any indemnification or similar rights Overly has as a current or former director of any of the WPG Released Parties, including, without limitation any and all rights referenced in the bylaws of any of the WPG Released Parties, any governance documents, or any rights with respect to the directors’ and officers’ insurance policies; Overly’s right to reimbursement of reasonable business expenses; any Claims the Overly Releasing Parties may have against the WPG Released Parties in the event that WPG or any member of the WPG Released Parties brings any Claims against Overly or any member of the Overly Releasing Parties; any Claims of the Overly Releasing Parties solely in their capacity of stockholders of WPG; any rights to contribution in respect of Overly Releasing Parties held jointly liable with WPG. Overly agrees that this release of claims is intended to be broadly construed so as to resolve any pending or potential disputes between any Overly Releasing Party, on the one hand, and any WPG Released Party, on the other hand, through the date of this Agreement, whether such disputes are known or unknown to any Overly Releasing Party.

(B)
Without limiting the generality of the foregoing, Overly, on behalf of himself and each Overly Releasing Party, hereby irrevocably and unconditionally releases and forever discharges each WPG Released Party from the following:

i.
Any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that any Overly Releasing Party may have, or in the future may possess, arising out of Overly’s service as a director of the Company and his resignation as a director, including Overly’s right to receive director compensation through the Resignation Date or thereafter.

ii.	This release excludes any waiver of Claims that to the extent such Claims cannot be waived as a matter of law.
iii. For the avoidance of doubt, except as otherwise provided in Section 1, Overly shall forfeit any right and entitlement to any director compensation that would otherwise be payable after the Resignation Date

3.	Representations & Covenant Not to Sue.

(A)
Overly represents that he has no dispute with WPG or its Board of Directors or management relating to the Company’s operations, policies or practices, except that Overly has differing views from the majority of the members of the Board of Directors as to the strategic direction of the Company.

(B)
Overly hereby represents and warrants to WPG that he has not filed, or caused or permitted to be filed, and does not intend to file, any proceeding against any WPG Released Party, nor has any overly Releasing Party done or agreed to any of the following: (i) assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of, or conveyed to any third-party, any right or claim against any WPG Released Party, including, without limitation, any right or claim that has been or will be released in this Agreement; or (ii) directly or indirectly assisted any third-party in filing, instituting or pursuing any claim against any WPG Released Party. Overly further represents and warrants that he has not caused, encouraged, solicited or voluntarily assisted or participated, and will not cause, encourage, solicit or voluntarily assist or participate, in any way in the filing, reporting or prosecution of any claims against any WPG Released Party by any third-party and/or any Overly Releasing Party.

4.	Confidentiality.
Overly agrees that confidentiality is a material term of this Agreement and further agrees to keep the subject matter giving rise to this Agreement and the terms and conditions of this Agreement strictly confidential and shall not disclose the subject matter and/or material terms of this Agreement to any Person except: (i) Overly’s immediate family and legal and accounting advisors, and then only after securing the agreement of any such individuals to maintain the confidentiality of this Agreement; (ii) as necessary to enforce the terms of this Agreement; and (iii) as required in tax filings or in response to a subpoena or other legal process, after reasonable notice has been provided to WPG sufficient to enable WPG to seek an appropriate protective order or other appropriate remedy. In the event that Overly is served with a subpoena, order, process or other request, the compliance with which would require the disclosure of the subject matter giving rise to this Agreement or the existence, terms and/or substance of this Agreement, Overly shall, within (3) business days of receiving such subpoena, order, process or request, and prior to making any disclosures in response thereto, notify WPG in accordance with Paragraph 15 hereof, of the service of such documents or requests upon him.

5.	Non-Disparagement.
Overly agrees that he shall not Disparage (as defined below) any WPG Released Party or cause or encourage any Disparaging publicity to be disseminated about any WPG Released Party, either orally or in writing. For purposes of this Agreement, the term “Disparaging” shall mean remarks, comments, statements, or communications (written or oral) that: (i) reflect adversely on the business affairs or practices of the person/entity being remarked or commented upon; (ii) impugn the character, honesty, integrity, morality, business acumen or abilities in connection with any aspect of the operation of business of the person/entity being remarked or commented upon; or (iii) otherwise damage the business reputation of the person/entity being remarked upon.

6.	Attorneys’ Fees & Costs.
WPG and Overly agree that each party is responsible for their own attorneys’ fees and costs incurred in connection with the preparation, negotiation, and/or execution of this Agreement. However, in any dispute between the Parties concerning an alleged breach of this Agreement, the prevailing party may apply to a Court of competent jurisdiction for an award of reasonable attorneys’ fees and costs.

7.	Successors and Assigns.
This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assigned by any parties without the written consent of the other parties.

8.	Severability.
If any term, provision, covenant or restriction contained in this Agreement, or any part thereof, is held by a court of competent jurisdiction, or any foreign, federal, state, county or local government, or any other governmental, regulatory, or administrative agency, authority, or arbitration panel, to be invalid, void, unenforceable, or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions in this Agreement shall remain in full force and effect.

9.	Waiver.
A waiver by either of the Parties with respect to a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver, or estoppel, of any subsequent breach by that party. No waiver shall be valid unless in writing and signed by the party against whom such waiver is claimed.

10.	Governing Law & Interpretation.

This Agreement shall be governed by and construed under the laws of the State of Indiana, without regard to its conflicts of law principles.

11.	Choice of Forum.
In the event of a dispute with respect to the terms and/or conditions of this Agreement, or the breach or enforcement thereof, the Parties agree to submit to the exclusive jurisdiction of the state and federal courts sitting in the State of Indiana.

12.	Entire Agreement; Modification; Binding Effect.
Except as set forth herein, this Agreement sets forth the entire agreement between Overly, on the one hand, and WPG, on the other hand, concerning its subject matter and supersedes the terms of any other representation, promise, discussion, understanding or agreement (whether oral or written) between the Parties concerning the subject matter of this Agreement. Overly acknowledges and agrees that, in executing this Agreement, he has not relied on any representation, promise, discussion, understanding or agreement of any kind other than those set forth in this Agreement.

13.	Signatories’ Authority.
WPG represents and warrants that the person affixing its signature to this Agreement has the authority to enter into this Agreement on behalf of WPG. Overly represents and warrants that he has the authority to enter into this Agreement.

14.	Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes. All counterparts shall be construed together and shall constitute one agreement, and facsimile/pdf copies of signatures on this Agreement will be deemed originals.

15.	Notices.
Any demand, request or notice (collectively “Notice”) served pursuant to this Agreement, must be in writing and served either personally, or by both regular and certified mail, return receipt requested, on the Parties at the following addresses (or at such different addresses as the Parties may designate):

i.	Notice to Overly:
2975 Stonehaven Ct. N.
Columbus, Ohio 73220

ii.	Notice to WPG:
WP Glimcher Inc.
180 EAST Broad Street
Columbus, Ohio 43215
Attention: General Counsel

Facsimile: (614) 621-8863

16.	Section Headings.
Section Headings in this Agreement are included for convenience of reference only and shall not be a part of this Agreement for any other purpose.

17.	Joint Draft.
The Parties each participated in the drafting of this Agreement after consulting with counsel. Therefore, the language of this Agreement shall not be presumptively construed in favor of or against either of the Parties.

18.	Opportunity for Review.
Overly represents and warrants that he: (i) has had sufficient opportunity to consider this Agreement; (ii) has read this Agreement; (iii) understands all the terms and conditions hereof; (iv) is not incompetent and has not had a guardian, conservator or trustee appointed for him; (v) has entered into this Agreement of his own free will and volition; (vi) has duly executed and delivered this Agreement; (vii) has had the opportunity to review this Agreement with counsel of his choice or has chosen voluntarily not to do so; and (viii) understands that this Agreement is valid, binding and enforceable against the parties hereto in accordance with its terms.
IN WITNESS WHEREOF, the Parties hereto have entered into and executed this Agreement as of the date below their respective signatures.

BY SIGNING THIS AGREEMENT THE UNDERSIGNED ACKNOWLEDGES THE FOLLOWING:

1.	I HAVE READ AND UNDERSTAND THIS AGREEMENT;

2.I HAVE TAKEN THE TIME NECESSARY TO REVIEW THIS AGREEMENT IN ITS ENTIRETY AND FULLY UNDERSTAND THIS AGREEMENT;

3.I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF MY CHOOSING REGARDING THE EXECUTION OF THIS AGREEMENT; AND

4.I FULLY UNDERSTAND THIS AGREEMENT, ACCEPT IT, AGREE TO IT, AND AGREE THAT IT IS FULLY BINDING UPON ME FOR ALL PURPOSES; AND

5.I HAVE ELECTED TO EXECUTE THIS AGREEMENT TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO HAVE WPG PAY ME THE CONSIDERATION REFERRED TO IN THIS AGREEMENT, AND I FREELY AND KNOWINGLY ENTER INTO THIS AGREEMENT, AFTER DUE CONSIDERATION, INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR MAY HAVE AGAINST THE RELEASED PARTIES UP TO THE PRESENT.

/s/ Niles C. Overly
NILES OVERLY

WP GLIMCHER INC.

/s/ Robert P. Demchak
By:	Robert P. Demchak
Title:	EVP, General Counsel and Secretary